===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                 GATEWAY 2000
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                 GATEWAY, INC.
                            4545 TOWNE CENTRE COURT
                              SAN DIEGO, CA 92121

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Gateway, Inc., held this year on Thursday, May 18, 2000 in Sioux City, Iowa. The meeting starts at 9:00 a.m., local time, at the Sioux City Convention Center, 801 Fourth Street in downtown Sioux City. We will provide sign interpretation for hearing-impaired stockholders. The Convention Center is fully accessible for disabled persons.

   The business we'll discuss at the Annual Meeting is described in the enclosed Proxy Statement and formal Notice of Meeting. Also enclosed is the Company's 1999 Annual Report to Stockholders.

   I'm looking forward to telling everyone at the meeting how Gateway did in 1999 and why we're excited about our prospects in 2000. I appreciate your investment in the Company. We're continuing to work hard to keep your trust.

                                          Sincerely,

                                          Theodore W. Waitt
                                          Chairman of the Board

April 6, 2000

                                 GATEWAY, INC.
                            4545 TOWNE CENTRE COURT
                              SAN DIEGO, CA 92121

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, MAY 18, 2000

                               ----------------

To the Holders of Common Stock of Gateway, Inc.:

   Notice is hereby given that the Annual Meeting of Stockholders of Gateway, Inc. (the "Company") will be held on Thursday, May 18, 2000 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa 51101, at 9:00 a.m., local time, for the following purposes:

  1. To elect three Class I Directors of the Company;

  2. To approve the Gateway, Inc. 2000 Equity Incentive Plan;

  3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The close of business on March 23, 2000 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A list of such stockholders will be available for a period of 10 days prior to the Annual Meeting for examination by any stockholder, for any purpose germane to the meeting, during normal business hours at the law offices of Kent Vriezelaar, Esq., Vriezelaar, Tigges, Edgington, Rossi, Bottaro & Boden, 421 Nebraska Street, Sioux City, Iowa 51101.

   We encourage you to attend the Annual Meeting in person or to vote your shares by proxy. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE VIA THE INTERNET AT YOUR EARLIEST CONVENIENCE. The proxy is revocable at any time before it is voted. Returning the proxy or voting via the Internet will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

                                          By Order of the Board of Directors

                                          William M. Elliott
                                          Senior Vice President, General
                                           Counsel
                                          and Secretary

San Diego, California
April 6, 2000

                                 GATEWAY, INC.
                            4545 TOWNE CENTRE COURT
                              SAN DIEGO, CA 92121

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

   The enclosed proxy is being solicited by the Board of Directors (the "Board") of Gateway, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 18, 2000, at 9:00 a.m. local time at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa 51101 and any adjournment thereof. Holders of record of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on March 23, 2000 are entitled to vote at the Annual Meeting. As of that date, there were 321,183,184 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

   Two matters are scheduled for stockholder consideration at the Annual
Meeting: (i) the election of three Class I Directors of the Company to hold office until the annual meeting of stockholders of the Company to be held in 2003 or until successors are duly elected and qualified, and (ii) the approval of the Gateway, Inc. 2000 Equity Incentive Plan. The Board knows of no matters, other than those previously mentioned, to be presented for consideration at the Annual Meeting. The persons named in the proxy may also, at their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

   With respect to the election of Directors (Proposal 1) and the proposed 2000 Equity Incentive Plan (Proposal 2), an abstention will have no effect on the outcome of the vote therefore, abstentions are not offered as a voting option. A broker non-vote with respect to either proposal will also have no effect on the outcome of the vote on that proposal.

   All properly executed, unrevoked proxies received pursuant to this solicitation prior to the close of voting will be voted as directed therein. You may revoke your proxy delivered pursuant to this solicitation at any time prior to its use by executing and delivering a later proxy, by giving written notice of the revocation to the Corporate Secretary of the Company at or before the Annual Meeting, or by attending the Annual Meeting and voting in person.

   If a properly executed, unrevoked proxy is delivered pursuant to this solicitation and does not specifically direct the voting of the shares covered thereby, the shares represented by the proxy will be voted as follows:

   PROPOSAL 1 (ELECTION OF DIRECTORS) - FOR THE NAMED NOMINEES

   PROPOSAL 2 (APPROVAL OF 2000 EQUITY INCENTIVE PLAN) - FOR

   If any other matters properly come before the Annual Meeting for a vote, the shares will be voted in accordance with the judgment of the persons named in the proxy.

   The holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes with respect to any specific matter will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any reconvened Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

   This Proxy Statement and accompanying forms of proxy are first being mailed to stockholders together with the Annual Report of the Company for the year ended December 31, 1999, on or about April 6, 2000.

                             VOTING ELECTRONICALLY

   Instead of submitting your vote by mail on the enclosed proxy card, you can vote electronically via the Internet. Please note that there are separate Internet voting arrangements depending on whether shares are registered in the Company's stock records in the stockholder's name or in the name of a brokerage firm or bank.

   The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Stockholders voting via the Internet through either UMB Bank, n.a. or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

FOR SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER

   Stockholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, UMB Bank, n.a., may vote their shares via the Internet in accordance with instructions set forth on the proxy card.

FOR SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK

   A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers Internet voting options. That program is different from the program provided by UMB Bank, n.a. for shares registered in the name of the Stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares via the Internet or by telephone in accordance with instructions set forth on the voting form, or by mailing your signed proxy card.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's Restated and Amended Certificate of Incorporation divides the Board into three classes. All Directors of the Company are elected to three-year terms and serve until the annual meeting of stockholders held during the year in which their terms expire and until their successors are duly elected and qualified, or until their earlier resignation or removal. The current term of Class I Directors will expire at the Annual Meeting of Stockholders to be held on Thursday, May 18, 2000; the current term of Class II Directors will expire at the annual meeting of stockholders held in 2001; and the current term of the Class III Directors will expire at the annual meeting of stockholders held in 2002.

   In accordance with the Company's Bylaws, Directors are elected by a plurality of the votes of shares of Common Stock present (or represented by proxy) at the Annual Meeting and entitled to vote on the election of Directors. As a result, the three incumbent Class I Directors nominated by the Board will be elected if they receive more affirmative votes than any other nominee.

   The Board has nominated the three incumbent Class I Directors, Messrs. Charles G. Carey, James F. McCann, and Theodore W. Waitt, for re-election, each to hold office until the annual meeting of stockholders held in 2003 or until a successor is duly elected and qualified, subject to prior termination of service in accordance with the Company's Restated and Amended Certificate of Incorporation, Bylaws and applicable law. In the event a candidate is unable to serve, the persons listed in the enclosed proxy will vote for a replacement nominee recommended by the Board. The number of members of the Board is currently set at eight. Certain information concerning Messrs. Carey, McCann and Waitt, and the other members of the Board whose terms do not expire at the Annual Meeting, is set forth below.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF CHARLES
G. CAREY, JAMES F. MCCANN, AND THEODORE W. WAITT AS CLASS I DIRECTORS OF THE COMPANY.

CLASS I DIRECTORS - TERM EXPIRING 2000

   CHARLES G. CAREY, DIRECTOR, 46 - Mr. Carey is the Chairman of the Board and Chief Executive Officer of the Fox Television Division of Fox Inc. and Co-Chief Operating Officer of News Corporation and the Fox Entertainment Group, Inc., located in Beverly Hills, California. Mr. Carey has served in various executive capacities at Fox since 1988. He received a B.A. from Colgate University and an M.B.A. from Harvard University. Mr. Carey has been a Director of the Company since March 1996 and is a member of the Audit Committee and the Compensation Committee.

   JAMES F. MCCANN, DIRECTOR, 48 - Mr. McCann has served as President of 1-800-FLOWERS.com,Inc., located in Westbury, New York, since 1987. Mr. McCann also serves on the boards of OfficeMax, Inc., Hofstra University, Winthrop-University Hospital, Very Special Arts, The National Retail Federation and Petco, Inc. Mr. McCann has been a Director of the Company since 1996 and is a member of the Compensation Committee.

   THEODORE W. WAITT, CHAIRMAN OF THE BOARD, 37 - Mr. Waitt co-founded the Company in 1985 and since that time served as a Director of the Company and as the Company's President until January 1996. He served as Chief Executive Officer of the Company and Chairman of the Board of Directors from February 1993 until December 31, 1999. Effective January 1, 2000, Mr. Waitt holds the position of Chairman of the Board of the Company. Mr. Waitt is Chairman of the Board's Nominating Committee.

CLASS II DIRECTORS - TERM EXPIRING 2001

   DOUGLAS L. LACEY, DIRECTOR, 52 - Mr. Lacey is a partner in the accounting firm of Nichols, Rise & Company, L.L.P. and managing partner of its Sioux City, Iowa office. Mr. Lacey joined Nichols, Rise & Company, L.L.P. in 1973. He received a B.A. degree from Briar Cliff College in 1973. He has been a Director of the Company since 1989. Mr. Lacey is Chairman of the Audit Committee.

   JEFFREY WEITZEN, DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER, 43 - Mr. Weitzen was first elected a Director, President and Chief Operating Officer of the Company in January 1998. Effective January 1, 2000 Mr. Weitzen was elected President and Chief Executive Officer of the Company. He was previously employed by AT&T where he was Executive Vice President, Business Markets Division of AT&T Corp. from January 1997 until January 1998. From 1994 until 1996 he was Vice President & General Manager - Global Services at AT&T Corp. and from 1992 until 1994 he was President of AT&T's business and consumer lines of business in the Asia-Pacific region. Mr. Weitzen is a member of the Company's Nominating Committee.

CLASS III DIRECTORS - TERM EXPIRING 2002

   ELIZABETH DOLE, DIRECTOR, 63 - Effective May 1, 2000 the Board elected Elizabeth Dole as a Class III Director of the Company. Mrs. Dole most recently served as President of the Red Cross from 1991 to 1999 overseeing nearly 31,000 paid and 1.3 million volunteer staff at the largest humanitarian organization in the world. She resigned in January 1999 to pursue her own campaign for President of the United States. Mrs. Dole also served as Secretary of Transportation, Secretary of Labor, and Deputy Assistant to the President for Consumer Affairs. Mrs. Dole is a graduate from Duke University and Harvard Law School; she also has a master's degree in education and government from Harvard.

   GEORGE H. KRAUSS, DIRECTOR, 58 - Mr. Krauss has been an attorney with the law firm of Kutak Rock in Omaha, Nebraska since 1972 and is engaged in the firm's corporate, mergers and acquisitions, and regulatory practices. Mr. Krauss became a partner in Kutak Rock in 1975 and became of counsel on January 1, 1997 and served as the firm's presiding partner from 1983 to 1994. Mr. Krauss is a consultant to America First Companies. Mr. Krauss received B.S., M.B.A. and J.D. degrees from the University of Nebraska. Mr. Krauss also serves on the Board of Directors of America First Mortgage Investments, Inc., and Bay View Capital Corporation, which are each listed on the New York Stock Exchange. Mr. Krauss has been a Director of the Company since 1991. He is a member of the Nominating Committee and Chairman of the Compensation Committee.

   RICHARD D. SNYDER, DIRECTOR, 41 - Mr. Snyder has been President of Avalon Investments, Inc. in Ann Arbor, Michigan, a venture capital management company, since September 1997. Mr. Snyder serves on the boards of various portfolio companies of Avalon Investments, as well as publicly-held Launch Media, Inc., the Michigan Strategic Fund, the University of Michigan College of Engineering National Advisory Committee, and is Chairman of the Michigan Economic Development Corporation. While at Gateway, Mr. Snyder served as President and Chief Operating Officer of the Company from January 1996 until his resignation in August 1997 and was Executive Vice President of the Company from July 1991 until January 1996. Mr. Snyder has been a Director of the Company since 1991 and is a member of the Board's Audit Committee.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES MEETINGS

   During the fiscal year ended December 31, 1999, the Board met seven times. The standing committees of the Board are the Compensation Committee, the Audit Committee and the Nominating Committee.

   The Compensation Committee currently consists of Messrs. Krauss (Chairman), Carey and McCann. The Compensation Committee determines the compensation of the Company's elected officers other than the Chief Executive Officer whose compensation the Committee recommends to the full Board for approval. In 1999, the Compensation Committee met three times and approved grants of options during 1999 under the Company's 1996 Long-Term Incentive Equity Plan (the "1996 Plan") and reviewed the compensation of the Company's senior management, as described above and in the "Report of the Compensation Committee and the Board of Directors Regarding Executive Compensation" on page 17. The Compensation Committee administers the Company's annual bonus plan, the Company's stock option plans and the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan").

   The Audit Committee currently consists of Messrs. Lacey (Chairman), Carey and Snyder. It is responsible for retaining the Company's independent accountants and consulting with them regarding the scope and timing of their audit, and the accountant's report concerning the Company's audited financial statements and the Company's internal accounting controls. The Audit Committee met twice in 1999.

   The Nominating Committee consists of Messrs. Waitt (Chairman), Krauss and Weitzen. This committee is responsible for reviewing and recommending to the Board criteria for Board membership and for identifying, evaluating and proposing to the Board nominees for membership on the Board. The Nominating Committee did not meet during 1999 apart from meetings of the full Board.

   The Nominating Committee will consider nominees recommended by stockholders. Each stockholder must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the regulations thereunder with respect to the nomination or proposal of nominees for election as Directors of the Company.

DIRECTORS' COMPENSATION

   Directors who are not employees of the Company are compensated at the rate of $6,000 per quarter, plus $1,000 per meeting of the Board, $500 per meeting of any committee of the Board and $200 per telephonic meeting attended (up to a maximum of $1,500 per day for all meetings attended). Directors are also reimbursed for their expenses incurred in attending such meetings. Directors who are employees of the Company receive no additional compensation for their services as Directors of the Company.

   Under the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee Director will receive an annual stock option grant for 24,000 shares immediately following each annual meeting of stockholders. Options under the 1996 Director Plan are granted at an exercise price equal to the fair market value (as determined under the plan) of a share of Common Stock on the date of grant.

                                  PROPOSAL 2

                           APPROVAL OF THE COMPANY'S
                          2000 EQUITY INCENTIVE PLAN

   The Board of Directors has adopted, subject to stockholder approval, the Gateway, Inc. 2000 Equity Incentive Plan (the "2000 Plan" or the "Plan"), which provides for the grant of non-qualified stock options, stock appreciation rights and stock awards to officers, directors, employees, consultants and advisors of the Company and its subsidiaries. Initially 16 million shares of Common Stock will be reserved for issuance pursuant to awards under the 2000 Plan. The number of shares reserved under the Plan will be increased each January 1st without the need for further stockholder approval by the lesser of (i) 5% of the total number of shares of Common Stock outstanding on such date or (ii) an amount determined by the Compensation Committee. As of the present date, no awards have been granted pursuant to the Plan.

   In addition, upon stockholder approval of the 2000 Plan, all remaining shares available for issuance under the 1996 Plan and the Company's 1993 Stock Option Plan (the "1993 Plan") will be transferred to the 2000 Plan. Any shares of Common Stock underlying currently outstanding options under the 1996 Plan or the 1993 Plan that expire without being exercised will also be transferred to the 2000 Plan. As of March 1, 2000, there were approximately 37,600,000 shares of Common Stock underlying outstanding stock option awards under the 1996 Plan and 7,748,832 shares of Common Stock underlying outstanding stock option awards under the 1993 Plan, and an additional 1,262,688 shares of Common Stock available for future issuance under the 1996 Plan and 1,130,884 shares available for future issuance under the 1993 Plan.

   The Board has adopted the 2000 Plan as part of its policy to further the long-term success of the Company by strengthening its ability to attract and retain high performing officers, directors, managers and other key employees, consultants and advisors and to provide a means to encourage stock ownership and proprietary interest in the Company on the part of substantially all employees of the Company. The Board believes that the 2000 Plan reflects the best interests of Gateway and recommends its approval by stockholders.

   Set forth below is a brief summary of the material terms of the 2000 Plan, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by this reference. This summary is qualified in its entirety by reference to the full text of the 2000 Plan. Stockholders are encouraged to read the 2000 Plan in its entirety for a more complete description of the rights and obligations of the Company and participants under the 2000 Plan.

                           SUMMARY OF THE 2000 PLAN

   Plan Overview. The 2000 Plan provides for the grant of non-qualified stock options, stock appreciation rights ("SARs") and stock awards to officers, directors, employees, consultants and advisors of the Company and its subsidiaries. Grants of awards under the Plan are consistent with the Company's goals of providing total employee compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance, fostering teamwork and offering the opportunity to earn above-average rewards when merited by individual and corporate performance. Any officer, director, employee, consultant or advisor of the Company or of any entity that is directly or indirectly controlled by the Company or in which the Company has a significant equity interest may be designated by the Compensation Committee to receive one or more awards under the 2000 Plan. As of March 1, 2000, the Company and its subsidiaries had approximately 20,000 individuals eligible to receive awards. On March 1, 2000, the closing market price of Gateway Common Stock as reported on the New York Stock Exchange was $69.81 per share.

   Plan Administration. The 2000 Plan is administered by the Compensation Committee, which is comprised of non-employee directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and Non-Employee Directors for purposes of Rule 16b-3 under the 1934 Securities Exchange Act. The Compensation Committee has full and exclusive power to administer and interpret the 2000 Plan and its provisions. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions, adopting procedures and regulations governing awards and making all other determinations necessary or advisable for the administration of the 2000 Plan. All decisions made by the Compensation Committee are final and binding on all persons affected by such decisions.

   Securities Subject to the Plan. There will initially be 16 million shares of Common Stock reserved and available for issuance pursuant to awards under the 2000 Plan. The number of shares reserved under the Plan will be increased each January 1st without the need for further stockholder approval by the lesser of (i) 5% of the total number of shares of Common Stock outstanding on such date or (ii) an amount determined by the Compensation Committee.

   In addition, upon stockholder approval of the 2000 Plan, all remaining shares available for issuance under the 1996 Plan and the 1993 Plan will be transferred to the 2000 Plan. Any shares of Common Stock underlying currently outstanding options under the 1996 Plan or the 1993 Plan that expire without being exercised will also be transferred to the 2000 Plan. As of March 1, 2000, there were approximately 37,600,000 shares of Common Stock underlying outstanding stock option awards under the 1996 Plan and approximately 7,748,832 shares of Common Stock underlying outstanding stock option awards under the 1993 Plan, and an additional 1,262,688 shares of Common Stock available for future issuance under the 1996 Plan and an additional 1,130,884 shares of Common Stock available for future issuance under the 1993 Plan.

   The aggregate number of shares of Common Stock that may be covered by awards granted to any single individual under the 2000 Plan may not exceed 3,000,000 shares per fiscal year of the Company. In addition, the Committee may not award more than 50% of the total shares annually to employees in the form of restricted and unrestricted stock awards.

   In the event of a stock dividend, stock split, reorganization, recapitalization, consolidation or other change affecting the Common Stock, such proportionate adjustments, if any, as the Compensation Committee deems appropriate, will be made with respect to (1) the aggregate number of shares of Common Stock that may be issued under the Plan, (2) the number of shares issuable pursuant to each outstanding award made under the Plan and (3) the exercise price per share for any outstanding stock options, SARs or similar awards under the Plan.

   Stock Options. Any stock options granted under the Plan will be non-qualified stock options. Subject to certain limited exceptions, the exercise price of stock options granted under the Plan must be at least 100% of the fair market value of a share of Common Stock on the date of grant. Subject to the terms and conditions of the 2000 Plan, the exercise price, number of shares subject to the option, vesting schedule, exercisability of options after a participant's termination of employment or service and all other terms of the stock options will be determined by the Compensation Committee. Options may be exercised by cash payment, tendering shares of Common Stock held at least six months, third-party broker transactions or any combination of these methods.

   SARs. A SAR generally represents the right to receive a payment in cash and/or shares of Common Stock equal in value to the excess of (1) the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over (2) the fair market value of such shares on the date the SAR was granted, as set forth in the applicable award agreement. Subject to the Plan, the Compensation Committee has the right to determine all terms and conditions of SAR awards.

   Stock Awards. A stock award represents a grant made or denominated in shares of Common Stock or units equivalent in value to shares of Common Stock. All or part of any stock award may be subject to conditions and restrictions established by the Compensation Committee and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company and/or the achievement of performance goals.

   The performance criteria used by the Compensation Committee in granting stock awards under the 2000 Plan which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code consist of earnings, earnings per share, revenues, profit growth, profit-related return ratios, cash flow or total stockholder return. The Compensation Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be stated in absolute terms or relative to comparable companies.

   Dividend Equivalents. The Compensation Committee may provide for the payment or crediting of dividend equivalents with respect to any awards granted under the Plan. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be made subject to such restrictions and conditions as the Compensation Committee may establish, including reinvestment in additional shares or share equivalents.

   Change of Control. Upon the occurrence of a "change of control" of Gateway (as defined in the Plan), all employees (other than the Company's most senior executive officers) who received a grant of options under the Plan in the twelve months preceding the change of control will receive a grant of options on the day preceding the change of control equal to the aggregate number of options granted to such employee in such twelve-month period. Such grant will be made regardless of whether there would otherwise be available shares under the Plan. All options granted pursuant to the preceding sentence will vest twenty-four months from the date of grant, unless accelerated as provided below.

   All outstanding options, including options granted pursuant to the immediately preceding paragraph, will immediately vest and become exercisable in full as of the date of a change of control, unless in the case of certain merger and acquisition transactions the acquiring company has agreed in writing to assume the option obligation by substituting comparable options. In general, upon an Involuntary Termination (as defined in the Plan) of a participant within 36 months following the effective date of a change of control, such participant's then outstanding options will become exercisable in full. However, the Compensation Committee has the discretion to vary the effects of a change of control with respect to specific awards, and the Compensation Committee has entered into agreements with certain senior executive officers providing for immediate acceleration of stock awards upon the occurrence of a change of control. See "Executive Compensation -
 Employment Contracts and Change-in-Control Arrangements."

   Transferability of Awards. Awards granted under the 2000 Plan are not transferable or assignable except in certain limited circumstances.

   Amendment and Termination of the Plan. The 2000 Plan may be amended by the Compensation Committee as it deems necessary or appropriate, except for any amendments which require stockholder approval pursuant to applicable law, rule or regulation.

   The 2000 Plan will terminate on January 18, 2010 (ten years after approval of the Plan by the Board), unless the Plan is terminated earlier by the Board. Awards granted prior to termination of the Plan will remain outstanding in accordance with their applicable terms and conditions.

            CERTAIN FEDERAL INCOME TAX CONSEQUENCES UNDER THE PLAN

   In general, under the Code as presently in effect, a participant will not recognize any income for federal income tax purposes at the time an option or SAR is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse or when an unrestricted stock award is made, certain federal, state and local income tax consequences may occur. Certain of the federal income tax consequences of awards under the Plan are summarized as follows:

   Stock Options. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income on the exercise date in an amount equal to the excess, if any, of (i) the fair market value of the Common Stock on the exercise date over (ii) the exercise price.

   SARs. Upon exercise of a SAR, the participant will recognize ordinary income on the exercise date in an amount equal to the value of any cash and unrestricted Common Stock received.

   Restricted Stock Awards. In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the value of the Common Stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may instead elect to recognize income at the time the stock is received.

   Unrestricted Stock Awards. Unrestricted stock awards will generally be taxable as ordinary income to the recipient upon receipt.

   Payment of Taxes. Plan participants are required, no later than the date as of which the value of an award may first be included in the gross income of the participant for federal income tax purposes, to pay to the Company, or make arrangements satisfactory to the Compensation Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the award.

   Tax Effects on Gateway. Upon the exercise of a non-qualified stock option or SAR, the award of unrestricted stock, or the recognition of income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by the employee. When a cash payment is made pursuant to an award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

   Limitations on Annual Deductible Compensation. The Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to certain "covered employees" as defined in Section 162(m) of the Code. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to option and SAR awards granted under the 2000 Plan will generally be qualified performance-based compensation and therefore not subject to the deduction limit. Other types of awards also may, but need not, qualify as performance-based compensation for such purposes.

   Limitation on Deductibility of Certain Change in Control Payments. Under
Section 280G of the Code, the Company may not deduct certain compensation payable in connection with a change of control. The acceleration of existing stock options and the grant of additional stock options described above in "Change of Control" could give rise to non-deductible payments under Section 280G.

                  REASONS FOR AUTHORIZATION AND VOTE REQUIRED

   Reason for Authorization. The 2000 Plan is being submitted for stockholder approval pursuant to Section 162(m) of the Code and the rules of the New York Stock Exchange. It is intended that awards under the 2000 Plan may constitute qualified performance based compensation for purposes of Section 162(m) of the Code.

   Vote Required. The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to approve and adopt the 2000 Plan.

THE BOARD HAS DETERMINED THAT THE 2000 PLAN IS IN THE BEST INTERESTS OF GATEWAY AND ITS STOCKHOLDERS AND HAS APPROVED THE 2000 PLAN. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2000 PLAN.

                            INDEPENDENT ACCOUNTANTS

   The Board of Directors has appointed the firm of PricewaterhouseCoopers L.L.P., independent accountants ("PricewaterhouseCoopers"), as the Company's independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2000. PricewaterhouseCoopers served as the Company's independent accountants since 1989. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have an opportunity to make a statement on behalf of their firm if they wish. They will also be available to respond to any appropriate questions of any stockholder of the Company.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of March 24, 2000, regarding the beneficial ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock; by each Director of the Company; by each executive officer named in the Summary Compensation Table on page 17; and by all executive officers and directors of the Company as a group./1/ No shares of Class A Common Stock are issued and outstanding. Except as indicated in the footnotes hereto, each person named in the table has (or could have upon exercise of an option vested or vesting within 60 days after March 1, 2000) sole voting and investment power (or such power together with any spouse of such person, if they are joint tenants) with respect to securities beneficially owned by such person as set forth opposite such person's name:

                                                        NUMBER OF
                                                        SHARES OF       % OF
      NAME AND ADDRESS OF BENEFICIAL OWNER(1)        COMMON STOCK(2)  CLASS(3)
      ---------------------------------------        ---------------  --------
Theodore W. Waitt...................................   115,572,238(4)  35.82

Legg Mason, Inc. ...................................    20,166,051(5)   6.28
100 Light Street
Baltimore, MD 21203

Amvescap PLC........................................    19,054,800(6)   5.94
11 Devonshire Square
London EC2M 4YR
England

Jeffrey Weitzen.....................................       755,296
David J. Robino.....................................       115,000
R. Todd Bradley.....................................        10,000
Van M. Andrews......................................             0
Charles G. Carey....................................        72,000
George H. Krauss....................................        72,000
Douglas L. Lacey....................................       108,000
James F. McCann.....................................        72,000
Richard D. Snyder...................................     1,216,000
All directors and executive officers as a group (18
 persons)...........................................   118,258,074     36.65

--------
(1) Unless otherwise indicated, the address of each beneficial owner listed above is c/o Gateway, Inc., 4545 Towne Centre Court, San Diego, California 92121.

(2) Includes beneficial ownership of shares of Common Stock which may be acquired pursuant to employee stock options for Messrs. Waitt- 1,452,500 shares, Weitzen - 720,000 shares, Robino - 115,000 shares, Bradley -
     10,000 shares, and Snyder - 1,216,000 shares. Also includes beneficial ownership of shares of Common Stock which may be acquired pursuant to non-employee director stock options for Messrs. Carey - 72,000 shares, Krauss - 72,000 shares, Lacey - 96,000 shares, and McCann - 72,000 shares. Both employee and director stock option information includes options exercisable at or within 60 days after March 1, 2000.

(3) Less than 1 percent unless otherwise indicated.

(4) Excludes 4,677,462 shares held by a foundation of which Mr. Waitt is a director and as to which he disclaims beneficial ownership and 12,400 shares held in a trust for his children for which his spouse is the trustee.

(5) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2000, Legg Mason, Inc. and certain subsidiaries reported sole voting power over 16,085,740 shares; shared voting power with respect to 4,080,311 shares, and shared dispositive power over 20,166,051 shares.

(6) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2000, Amvescap PLC and its affiliates, AVZ, Inc., AIM Management Group, Inc., Amvescap Group Services, Inc., Invesco, Inc., Invesco North American Holdings, Inc., Invesco Capital Management, Inc., Invesco Funds Group, Inc., Invesco Management & Research, Inc., Invesco Realty Advisers, Inc., and Invesco (NY) Asset Management, Inc., reported shared voting and dispositive power over 19,054,800 shares.

                              EXECUTIVE OFFICERS

   The executive officers of the Company are its senior elected officers and serve for terms of office determined by the Board. Biographical summaries of the business experience of Mr. Waitt, Chairman of the Company and Mr. Weitzen, President and Chief Executive Officer, are included under "Proposal 1 -
 Election of Directors" on page 2. The names, ages, and biographical information with respect to each other executive officer are as follows:

   DAVID J. ROBINO, VICE CHAIRMAN, 40 - Mr. Robino joined the Company in January 1998 when he was elected Executive Vice President and Chief Administrative Officer. In January 2000, Mr. Robino was elected Vice Chairman of the Company having responsibility for the Company's corporate strategy, new ventures, legal, corporate communications, community relations, human resources, government relations, compliance and ethics, and other corporate administration functions. Before joining Gateway, Mr. Robino was with AT&T, where he was most recently a Vice President in its Business Markets Division. Prior to AT&T, Mr. Robino spent six years at ACNielsen where he was named a Senior Vice President in its international business in 1993. Mr. Robino first became an executive officer of the Company in 1998.

   R. TODD BRADLEY, EXECUTIVE VICE PRESIDENT, GLOBAL OPERATIONS, 41 - Mr. Bradley joined the Company in September 1998 when he was elected as Senior Vice President and Regional Managing Director - Europe, Middle East and Africa. In May 1999, Mr. Bradley was elected Senior Vice President, Consumer. In January 2000, Mr. Bradley was elected to his current position with responsibility for Gateway's operations in the Europe, Middle East and Africa and in the Asia-Pacific regions. He also has responsibility for Business Development, Manufacturing, Information Technology and Business Process Simplification globally. From 1997 to 1998, he was with General Electric. He served most recently as President and Chief Executive Officer of Transport International Pool, a GE Capital Services company that is a global transportation equipment leasing and rental business. From 1993 to 1997, Mr. Bradley was with Dun & Bradstreet, most recently as President of NCH Promotional Services, a Dun & Bradstreet subsidiary. Mr. Bradley first became an executive officer of the Company in 1998.

   VAN M. ANDREWS, SENIOR VICE PRESIDENT, GATEWAY BUSINESS, 48 - Mr. Andrews joined the Company in September 1998 when he was elected as Senior Vice President of Gateway Business. Mr. Andrews has responsibility for leading initiatives in the business, education, government and channel sectors. Prior to joining the Company, he was President of Admor Memory, where he managed operations, sales, marketing, manufacturing, quality assurance and logistics. From 1991 to 1998, he was with Toshiba America Information Systems, where he was most recently Vice President and General Manager, Computer Systems Division. Mr. Andrews first became an executive officer of the Company in 1998.

   PETER B. ASHKIN, SENIOR VICE PRESIDENT, CHIEF TECHNOLOGY OFFICER, 48 - Mr. Ashkin joined the Company in August 1998 as Vice President of Engineering. In January 1999, he was elected as Senior Vice President of Gateway Products. In January 2000, Mr. Ashkin was elected Senior Vice President & Chief Technology Officer. He has responsibility for product platform initiatives, program management, software, engineering, human factors and supply management. From 1993 to August 1998, Mr. Ashkin was with Toshiba America Information Systems, most recently as Vice President and General Manager. Previously, he was Director of Technology, Engineering and Architecture at Apple Computer, Inc. Mr. Ashkin first became an executive officer of the Company in 1999.

   JOSEPH J. BURKE, SENIOR VICE PRESIDENT, GLOBAL BUSINESS DEVELOPMENT, 42 - Mr. Burke joined the Company in October 1995 as Vice President responsible for market development. In 1997, Mr. Burke was elected as Senior Vice President of Global Business Development. Before joining the Company, Mr. Burke spent eight years with Blockbuster Entertainment Corporation. At Blockbuster, Mr. Burke most recently served as Senior Vice President and Chief Financial Officer of the International Division. Mr. Burke was first elected an executive officer of the Company in 1995.

   WILLIAM M. ELLIOTT, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, 65 - Mr. Elliott joined the Company in May 1994 as Vice President and General Counsel and was elected Corporate Secretary in May 1995. In October 1995, Mr. Elliott was named Senior Vice President and his responsibilities continued to include managing the Company's legal affairs and acting as Corporate Secretary. Before joining the Company, Mr. Elliott spent three years as Senior Vice President of International Telecharge, Inc., a telecommunications company specializing in the public and private pay telephone markets. From 1977 to 1990, he was Senior Vice President and General Counsel of Northrop Corporation. Mr. Elliott was first elected an executive officer of the Company in 1994.

   MICHAEL D. HAMMOND, SENIOR VICE PRESIDENT, MANUFACTURING, 38 - Mr. Hammond co-founded the Company in 1985 with Ted Waitt and has been employed by the Company in various positions since that time. Mr. Hammond was elected Senior Vice President of Manufacturing in 1997 with responsibility for product manufacturing, logistics, materials management and inventory. His previous position was Vice President of the Company's Asia-Pacific region. Mr. Hammond was first elected an executive officer in 1992.

   CLIFFORD S. HOLTZ, SENIOR VICE PRESIDENT, GATEWAY CONSUMER, 41 - Mr. Holtz joined Gateway in February 2000 as Senior Vice President of Gateway Consumer. Before joining Gateway, Mr. Holtz was employed by AT&T from 1986 to 1999 where he served in a variety of marketing positions of increasing responsibility including most recently President of AT&T's Small Business Division's Metro Markets operation. From 1997 to 1998 Mr. Holtz served as Vice President of Commercial Markets and from 1994 to 1996 he served as Vice President of Small Business Markets and Consumer Sales. Mr. Holtz first became an executive officer of the Company in 2000.

   JAMES T. POLLARD, SENIOR VICE PRESIDENT, INFORMATION TECHNOLOGY, 53 - Mr. Pollard joined the Company in June 1999 as Vice President of Global Applications. In August 1999, he was elected Senior Vice President and Chief Information Officer. Before joining the Company, Mr. Pollard spent one year as Chairman, President and Chief Executive Officer for ECWerks, Inc., a management and technology consulting company specializing electronic commerce. From 1993 to 1997, Mr. Pollard was employed by Tech Data Corporation. His final position was as Executive Vice President of Operations and Chief Information Officer. Mr. Pollard first became an executive officer of the Company in 1999.

   JOHN M. RENFRO, SENIOR VICE PRESIDENT, HUMAN RESOURCES, 40 - Mr. Renfro joined Gateway in June, 1998 as Vice President of Corporate Human Resources. In January 2000 he was elected Senior Vice President of Human Resources. Before joining Gateway, Mr. Renfro was Senior Vice President of Human Resources and Administration for Zenith Electronics Corporation. From 1996 to 1998, Mr. Renfro was Vice President of Human Resources and Administration for Ameritech's Small Business Services division. Earlier, he was Vice President of Human Resources for ACNielsen's and Dun & Bradstreet's Consumer Marketing Information Group's Asia-Pacific, Latin America and Africa operations. Mr. Renfro first became an executive officer of the Company in 2000.

   JOHN J. TODD, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, 39 - Mr. Todd joined the Company in October 1998 when he was elected Senior Vice President and Chief Financial Officer. Mr. Todd has responsibility for operational finance, tax, audit, treasury, financial systems and reporting. From 1997 to October 1998, he was with Allied Signal, Inc., most recently as Chief Financial Officer, Allied Signal Engines. From 1996 to 1997, Mr. Todd was Chief Financial Officer of the Boston Market operations of Boston Chicken, Inc. From 1988 to 1996, Mr. Todd was with Pepsico, Inc., most recently as Vice President - Portfolio Management, Pizza Hut, Inc. Mr. Todd first became an executive officer of the Company in 1998.

                            EXECUTIVE COMPENSATION

   The following table and related footnotes show the compensation paid during fiscal 1997, 1998 and 1999 to the Company's Chief Executive Officer, and its four other most highly compensated officers as of the end of fiscal 1999 for services rendered during such period to the Company and its subsidiaries. All references to Gateway stock in this section have been adjusted for the September 7, 1999 two-for-one stock split.

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                  -------------------- -----------------------------------------
                                                                      AWARDS
                                                                    -----------
                                                        RESTRICTED  SECURITIES
                                                          STOCK     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) AWARD(S) ($) OPTIONS (#) COMPENSATION ($)
---------------------------  ---- ---------- --------- ------------ ----------- ----------------
Theodore W. Waitt, (1).....  1999 1,000,000   900,000                  320,000           324(2)
Chairman of the Board        1998 1,000,000   800,000                  320,000           281(2)
                             1997   615,000   239,850                  460,000

Jeffrey Weitzen,...........  1999   790,000   711,000                2,000,000        31,698(4)
President and                1998   707,692   600,000    600,000     2,000,000     1,543,145(5)
Chief Executive Officer (3)

David J. Robino,...........  1999   475,000   299,250                  780,000        10,358(7)
Vice Chairman (6)            1998   424,615   234,000                  400,000       628,340(8)

R. Todd Bradley,...........  1999   371,346   289,950                  317,000       592,656(10)
Executive Vice President,    1998   116,667    56,000                  350,000           564(11)
Global Operations (9)

Van M. Andrews,............  1999   365,000   222,300                  267,000         3,457(13)
Senior Vice President,       1998    85,032    42,000                  300,000       350,000(14)
Gateway Business (12)

--------
 (1) Effective January 1, 2000, Mr. Waitt resigned as Chief Executive Officer and retained his position as Chairman of the Board.

 (2) Amount of imputed income for group life insurance.

 (3) Mr. Weitzen's employment with the Company began on January 22, 1998 when he was elected President and Chief Operating Officer of the Company. Effective January 1, 2000, he was elected President and Chief Executive Officer.

 (4) Includes $5,000 for Company matching contributions pursuant to the Company's 401(k) plan, $26,338 for disability and life insurance premiums and $360 of imputed income for group life insurance.

 (5) Includes $1,400,000 for a sign-on bonus, $93,237 for relocation expenses, $45,724 for disability and life insurance premiums, $3,750 for Company matching contributions pursuant to the Company's 401(k) plan, and $434 of imputed income for group life insurance.

 (6) Mr. Robino's employment with the Company began on January 22, 1998 when he was elected Executive Vice President and Chief Administrative Officer; effective January 1, 2000 he was elected Vice Chairman.

 (7) Includes $5,000 for Company matching contributions pursuant to the Company's 401(k) plan, $4,998 for disability and life insurance premiums, and $360 of imputed income for group life insurance.

 (8) Includes $500,000 for a sign-on bonus, $118,513 for relocation expenses, $9,546 for disability and term life insurance premiums, and $281 of imputed income for group life insurance.

 (9) Mr. Bradley's employment with the Company began on September 1, 1998; effective January, 2000, he was elected Executive Vice President, Global Operations.

(10) Includes a $500,000 sign-on bonus, $78,331 for relocation expenses, $10,455 for mortgage subsidy, $3,150 for Company matching contributions pursuant to the Company's 401(k) plan, and $720 for imputed income for group life insurance.

(11) Amount of imputed income for group life insurance.

(12) Mr. Andrews' employment with the Company began on October 5, 1998.

(13) Includes $2,917 of Company matching contributions pursuant to the Company's 401(k) plan, and $540 of imputed income for group life insurance.

(14) Sign-on bonus.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table and related footnotes set forth the number of securities underlying options granted in the last fiscal year and held by the Company's Chief Executive Officer and its four most highly compensated officers and the value thereof.

                         NUMBER OF SECURITIES  % OF TOTAL OPTIONS                          GRANT DATE
                          UNDERLYING OPTIONS  GRANTED TO EMPLOYEES  EXERCISE   EXPIRATION    PRESENT
NAME                          GRANTED(#)         IN FISCAL YEAR    PRICE($/SH)  DATE (1)  VALUE ($) (2)
----                     -------------------- -------------------- ----------- ---------- -------------
Theodore W. Waitt.......        110,000               1.54%           29.25     1/20/09    $1,913,656
                                210,000                               32.88     7/21/09     4,206,935

Jeffrey Weitzen.........         80,000               9.60%           29.25     1/20/09     1,391,750
                                170,000                               32.88     7/21/09     3,405,614
                              1,750,000                               65.81     12/8/09    70,789,119

David J. Robino.........         60,000               3.74%           29.25     1/20/09     1,043,813
                                120,000                               32.88     7/21/09     2,403,963
                                600,000(3)                            44.00     9/30/09    14,980,320

R. Todd Bradley.........         40,000               1.52%           29.25     1/20/09       695,875
                                 77,000                               32.88     7/21/09     1,542,543
                                200,000                               44.00     9/30/09     5,738,645

Van M. Andrews..........         40,000               1.28%           29.25     1/20/09       695,875
                                 77,000                               32.88     7/21/09     1,542,543
                                150,000                               44.00     9/30/09     4,033,984

--------
(1) Options granted vest 25% per year over four years unless otherwise indicated.

(2) The present value of each stock option is calculated using the Black-Scholes Multiple Option valuation formula, assuming (a) a volatility of the Company's stock price, as quoted on the New York Stock Exchange Composite index, equal to 0.6; (b) a range of risk-free rates of return of
    4.535 to 6.202% per annum; (c) zero dividends; and (d) 3 years from the date of vesting to the date of exercise. These amounts are reported pursuant to Securities and Exchange Commission regulations, and do not represent any prediction by the Company as to the value of its common stock at any time. The actual value of the stock options will depend on a number of factors, including the optionee's continued employment with Gateway and actual stock price performance.

(3) Options granted vest 50% per year over two years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table and related footnotes set forth as of December 31, 1999 the number of securities underlying options held by the Company's Chief Executive Officer and its four other most highly compensated officers and the value thereof, together with options exercised in 1999.

                                                   NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                            SHARES                  UNEXERCISED OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                         ACQUIRED ON     VALUE                 YEAR END                   AT FISCAL YEAR END,
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE (#)(1) EXERCISABLE/UNEXERCISABLE ($)(2)
----                     ------------ ------------ -------------------------------- --------------------------------
1 Theodore W. Waitt.....       --             --         1,120,000/1,020,000             66,568,225/50,075,375
2 Jeffrey Weitzen.......   250,000     11,246,465          250,000/3,500,000             13,187,500/95,738,750
3 David J. Robino.......   100,000      5,947,049                0/1,080,000                      0/38,130,000
4 R. Todd Bradley.......    87,500      3,409,512                0/579,500                        0/21,823,500
5 Van M. Andrews........    75,000      2,895,686                0/492,000                        0/18,769,750

--------
(1) The number of securities underlying exercisable and unexercisable options is expressed in shares of Common Stock.

(2) Valuation of these options is based on the closing price of $72.06 per share of Common Stock, as quoted on the New York Stock Exchange composite index on December 30, 1999.

           EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS.

   Jeffrey Weitzen. Effective December 8, 1999, the Company entered into an employment agreement (the "1999 Agreement") with Mr. Weitzen, which provides that, beginning January 1, 2000, he will serve as President and Chief Executive Officer of the Company for an initial term of three years, subject to renewal by mutual agreement. The 1999 Agreement supersedes Mr. Weitzen's prior employment agreement with the Company. Under the new agreement, Mr. Weitzen is entitled to an annual salary of $1,000,000 with an incentive bonus target equal to 100% of his salary. Under the 1999 Agreement, Mr. Weitzen was awarded an initial stock option grant of 1,750,000 option shares effective December 8, 1999 and 250,000 option shares effective January 3, 2000. During each calendar year of the 1999 Agreement, Mr. Weitzen is also entitled to receive annual option grants having a Black Scholes value of $4,876,000. If Mr. Weitzen's employment is terminated by the Company without cause or, by Mr. Weitzen, for good reason, or in the event of a change in control, or if his employment is not renewed after the initial term, his options will vest immediately and he will be entitled to receive a lump sum equal to three times the sum of his then current annual base salary and annual incentive bonus. As of December 31, 1999, the amount of the lump sum payable to Mr. Weitzen in such event was approximately $4,383,000.

   In the event any payment made to Mr. Weitzen on a change of control of the Company is subject to excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay Mr. Weitzen a one time amount equal to such excise tax.

   David J. Robino. The Company entered into an employment agreement with Mr. Robino dated January 19, 1998, which provides that he would serve as Executive Vice President and Chief Administrative Officer of the Company for an initial term of three years, subject to renewal for successive one year periods by mutual agreement of the parties. Pursuant to the agreement, Mr. Robino is entitled to an annual salary of $450,000 which may be increased by the Board, plus an incentive bonus, as determined by the Board of Directors or Compensation Committee, of up to 100% of his salary targeted at 65%. In connection with his employment by the Company, Mr. Robino received a signing bonus of $500,000 in cash. In addition, Mr. Robino is entitled to receive certain other benefits, including medical insurance and the Company is obligated to maintain a term life and lump sum disability insurance policy in the face amount of $1 million for the first year of his employment term and $500,000 for each succeeding year of his employment term for his benefit. In January 2000, Mr. Robino was elected Vice Chairman of the Company.

   Effective January 17, 1998, Mr. Robino received stock options to purchase 200,000 shares of Common Stock at $34 per share with a ten year term, subject to vesting over four years. Mr. Robino was also eligible to receive additional options starting in 1999, targeted at options to purchase 30,000 shares twice a year based on a $30 stock price (subject to adjustment based on Black-Scholes value), subject to approval of the Board of Directors or Compensation Committee. If Mr. Robino's employment is terminated by the Company without cause or by Mr. Robino, for good reason or in the event of a change in control of the Company, or if his employment is not renewed after the initial term, his options will vest immediately and he will be entitled to receive a lump sum equal to three times the sum of his then current annual base salary and annual incentive bonus. As of December 31, 1999, the amount of the lump sum payable to Mr. Robino in such an event would be approximately $2,322,750.

   In the event any payment made to Mr. Robino on a change of control of the Company is subject to excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay Mr. Robino a one time amount equal to such excise tax.

   Messrs. Weitzen and Robino both signed Non-Competition Agreements that are effective for the term of such individual's employment with the Company and one year thereafter and which include a provision prohibiting the solicitation for employment and employment of certain Company employees for a period of two years following termination of employment. Messrs. Weitzen and Robino also signed Non-Disclosure/Intellectual Property Agreements that restrict their use of confidential and proprietary information for five years after the termination of their employment with the Company. The Non-Disclosure/Intellectual Property Agreements also confirm that the Company will own any intellectual property either employee develops, relating to their employment with the Company, for the term of such individual's employment with the Company and one year thereafter.

   CHANGE OF CONTROL COMPENSATION AGREEMENTS. In January 2000, the Board approved change of control compensation agreements with each of the Company's executive officers providing for the payment of certain compensation and benefits by the Company in connection with a change of control. Except as otherwise provided above for Mr. Weitzen and Mr. Robino, these payments and benefits include:

  . Immediate payment of a lump sum amount equal to 2.5 times the executive's base salary plus target bonus;

  . Immediate acceleration of stock options and any other stock-based incentive awards; and

  . If the executive's employment is involuntarily terminated following the change of control, payment of a pro rata bonus for the year of termination, immediate acceleration of any stock options granted after the date of the change of control, and 30 months of continued insurance benefits.

   In addition, in the event any such payment or benefit is subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will pay the executive a one-time amount equal to the excise tax.

   In exchange for these benefits, the executives have agreed to remain with the Company in the event of a potential change of control generally for at least six months or through the date of the change of control, whichever is earlier. In addition, for a period of one year following any change of control, the executives have agreed not to compete with the Company or solicit its customers or employees.

   A change of control is generally defined in the agreements to include the occurrence of any one of the following:

  . Any person acquires at least 30% of the voting securities of the Company, but only if such person then controls at least the same percentage of the voting securities then held by Mr. Waitt and his affiliates and associates;

  . A change in a majority of the Board, not counting directors appointed or elected with the approval of the incumbent Board;

  . Any merger other than a merger whereby the Company's existing stockholders continue to own at least 50% of the combined entity following the merger; or

  . The stockholders approve a plan of complete liquidation or dissolution or an agreement is consummated for the sale or disposition of all or substantially all of the Company's assets.

                   REPORT OF THE COMPENSATION COMMITTEE AND
            THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is composed entirely of Directors who are not employees of the Company. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock incentive awards.

   The foundation of the management compensation program is based on principles designed to align compensation with the Company's business strategies, values and management initiatives. The program:

  . Integrates compensation programs with both the Company's annual and long-term strategic planning and performance management processes; and

  . Helps attract and retain key management critical to the success of the Company.

   The key components of the compensation program are base salary, annual incentive opportunity and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, fosters teamwork and offers the opportunity to earn above-average rewards when merited by individual, business unit, and corporate performance. The marketplace is defined by comparing the Company to a group of corporations with similar characteristics, including industry and technology emphasis.

   Using compensation survey data from the comparison group, a target for total compensation and each of its elements - base salary, incentive awards and equity-based compensation - is established. The intent is to deliver total compensation that will be in the mid to upper range of pay practices of peer companies when merited by the Company's performance. To achieve this objective, a substantial portion of management pay is delivered through performance-related variable compensation programs which are based upon achievement of the Company's goals. Each year the Compensation Committee reviews the elements of executive compensation to ensure that the total compensation program meets the overall objectives discussed above.

   In 1999, total compensation was paid to senior management based on individual performance and on the extent to which the business plans were achieved or exceeded. Base compensation was determined by an assessment of each executive's performance, current salary in relation to the salary range designated for the job, experience and potential for advancement as well as by the performance of the Company. While many aspects of performance can be measured in financial terms, the Compensation Committee also evaluated the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees and the exercise of leadership within the industry and in the communities that the Company serves. All of these factors were collectively taken into account by management and the Compensation Committee in determining the appropriate level of base compensation and base salary increases.

   The Management Incentive Plan is designed to reward senior managers when the Company achieves certain financial objectives. These goals include financial elements such as earnings per share, revenue, and the reduction of sales, general, and administrative costs. Each year individual incentive targets are established for incentive plan participants based on competitive survey data. As noted earlier, targets are set to deliver total compensation in the mid to upper range of competitive practice as warranted by performance of the Company. For 1999, the incentive was earned based on the Compensation Committee's overall assessment of the Company's performance against pre-determined operating earnings and revenue goals. For 2000, the measures will be similar financial targets related to Company performance.

   For several years, the Company has provided forms of equity participation as a key part of its total programs for motivating and rewarding managers. Grants of stock options have provided an important part of the equity link to stockholders. Through these vehicles, the Company has encouraged its management to obtain and hold the Company's Common Stock and stock options. Targeted award ranges for stock option grants are determined by taking into account competitive practice among comparison companies. Equity participation targets are set based on established guidelines and level of performance. Actual individual awards are determined based on the established competitive target range and the Compensation Committee's overall assessment of individual performance.

   The full Board, rather than the Compensation Committee, determines the compensation of the Company's Chief Executive Officer and President. Mr. Waitt served as the Company's Chairman and Chief Executive Officer until December 31, 1999. During 1999, the Board awarded Mr. Waitt 320,000 stock options as a long term incentive. The Board also awarded an incentive award of $900,000 to Mr. Waitt in light of 1999 Company performance. The Board awarded 250,000 stock options to Mr. Weitzen, the Company's President and Chief Operating Officer, as a long-term incentive. In addition, on December 8, 1999, the Board granted Mr. Weitzen 1,750,000 stock options in recognition of his promotion, effective January 1, 2000, to the role of Chief Executive Officer and President. On January 1, 2000, the Board also increased Mr. Weitzen's annual base salary to $1 million. In light of 1999 Company performance, the Board granted Mr. Weitzen an incentive payment of $711,000.

   It is the Compensation Committee's policy to consider deductibility under
Section 162(m) of the Code in determining compensation arrangements for the Company's "covered employees," and the Committee intends to optimize the deductibility of compensation to the extent deductibility is consistent with the objectives of the management compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the management compensation program and, if the Committee believes to do so is in the best interest of the Company and its stockholders, will make compensation arrangements which may not be fully deductible under Section 162(m). Grants of stock options under the 1996 Plan and the 2000 Plan (when approved by the stockholders) are expected to qualify for deductibility under Section 162(m). The Committee expects that the stock options granted in 1999 to the Company's elected officers will, together with their 1999 salaries and any other compensation paid to them in 1999, qualify for deductibility. Other awards under the 1996 Plan or the 2000 plan (when approved by stockholders) may, but need not, qualify for deductibility as performance-based compensation under
Section 162(m). In addition, the payment of certain benefits in connection with a change of control of the Company may not be fully deductible by the Company. See "Executive Compensation - Employment Agreements and Change-in-Control Arrangements."

THE COMPENSATION COMMITTEE                THE BOARD OF DIRECTORS

George H. Krauss, Chairman    Theodore W. Waitt, Chairman     James F. McCann
Charles G. Carey              Charles G. Carey                Richard D. Snyder
James F. McCann               George H. Krauss                Jeffrey Weitzen
                              Douglas L. Lacey

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total return on Common Stock from the date on which Common Stock began trading on the NASDAQ National Market, through December 31, 1999, with the S&P 500 Index and the S&P Computer Hardware Index. The cumulative total return assumes that $100 was invested in each of Common Stock, the S&P Index and the S&P Computer Hardware Index on December 8, 1993 (the date the Company's stock began trading) and also assumes the reinvestment of any dividends. The Company's index is calculated using the closing price of $9.63 for Common Stock on December 8, 1993, as quoted on the NASDAQ National Market. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.



                        [PERFORMANCE GRAPH APPEARS HERE]

                                          12/8/93 12/31/93 12/31/94 12/31/95
                                          ------- -------- -------- --------
Gateway...................................   100     106      114      127
S&P 500 Index.............................   100     100       98      132
S&P Computer Hardware Index...............   100     105      130      175
                                           12/31/96 12/31/97 12/31/98 12/31/99
                                           -------- -------- -------- --------
Gateway...................................   278      340      532     1,497
S&P 500 Index.............................   159      208      264       315
S&P Computer Hardware Index...............   236      335      584       890

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

   Theodore W. Waitt is the sole shareholder and director of Mesh, Inc., a South Dakota Corporation previously known as GTN, Inc. ("Mesh"). Mesh has a 25% ownership interest and Gateway Companies, Inc., a wholly-owned subsidiary of the Company ("GW Companies") has a 75% ownership interest in an aircraft pursuant to a Joint Ownership and Joint Use Agreement. GW Companies is responsible for the operation and maintenance of the aircraft but is reimbursed for 25% of its fixed costs and expenses by Mesh. Mesh also reimburses GW Companies 100% of the costs associated with the actual use of the aircraft by Mesh. If the usage by either party of the aircraft exceeds their respective ownership interests (i.e. 75% by GW Companies and 25% by Mesh), the reimbursement of fixed costs and expenses will be adjusted accordingly. Based upon a review of amounts paid to acquire comparable aircraft provided by an independent third party, the Company believes that it paid fair market value for its ownership interest in the aircraft. In addition, the Company leases an aircraft from Mesh on an as-needed basis at a cost of $1,100 per hour plus expenses. Based on a competitive analysis of comparable leased aircraft the Company believes the rental rate is at least as favorable to the Company as market rates otherwise available to the Company. During 1999, the Company paid Mesh $196,020 for rental and expense reimbursement. In addition, during 1999 GW Companies made rental payments totalling $111,995 pursuant to a lease agreement with Avalon Enterprises L.L.C. ("Avalon") for retail space in a shopping center located in North Sioux City, South Dakota. All of the outstanding shares of Avalon are owned directly or indirectly by Theodore W. Waitt and his wife. Gateway believes that it paid fair market value for the lease based on the fact that several independent third-party tenants pay comparable lease rental rates and have signed leases with similar terms and conditions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based on Company records, the Company believes that all its officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to transactions during 1999.

                               OTHER INFORMATION

   The Company has retained the services of UMB Bank, n.a. to assist in the distribution of proxy materials and the Company will reimburse UMB for its expenses. The Company will bear the full expense of the preparation and mailing of this Proxy Statement and accompanying materials. The Company will reimburse brokers, fiduciaries and custodians for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made primarily by mail, although proxies also may be solicited personally by telephone or other means of communication by officers, directors and employees of the Company (for which they will receive no additional compensation).

   Proposals of stockholders that are intended to be presented at the Company's 2001 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no later than December 7, 2000 to be considered for inclusion in the proxy statement and proxy relating to that meeting.

   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, GATEWAY INC., MAIL DROP Y-15, 610 GATEWAY DRIVE, NORTH SIOUX CITY, SOUTH DAKOTA 57049-2000.

                                          By Order of the Board of Directors

                                          William M. Elliott
                                          Senior Vice President, General
                                           Counsel
                                          and Corporate Secretary

San Diego, California
April 6, 2000

                                                                     APPENDIX A

                                 GATEWAY, INC.
                          2000 EQUITY INCENTIVE PLAN

   1. Purpose. The 2000 Equity Incentive Plan (the "Plan") is intended to promote the long-term success of Gateway, Inc. (the "Company") and its stockholders by strengthening the Company's ability to attract and retain highly competent officers, directors, managers and other selected employees, consultants and advisors and to provide a means to encourage stock ownership and proprietary interest in the Company.

   2. Term. The Plan shall become effective upon its ratification and approval by the affirmative vote of the holders of a majority of the securities of the Company present or represented, and entitled to vote at, a meeting of stockholders of the Company, and shall terminate at the close of business on January 18, 2010 unless terminated earlier by the Compensation Committee (as defined in Section 3). After termination of the Plan, no future awards may be granted, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

   3. Plan Administration. A committee (the "Compensation Committee") appointed by the Board of Directors of the Company (the "Board") shall be responsible for administering the Plan. The Compensation Committee shall be comprised of two or more members of the Board who shall qualify as both (1) "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rules and (2) "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, and such power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan. The interpretation and construction of any provision of the Plan or any option or right granted hereunder and all determinations by the Compensation Committee in each case shall be final, binding and conclusive with respect to all interested parties. Notwithstanding the foregoing, in its absolute discretion, the Board (or any committee selected by the Board) may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or
Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

   4. Eligibility. Any officer, employee, director, consultant or advisor of the Company shall be eligible to receive one or more awards under the Plan. "Company" includes for this purpose any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Compensation Committee.

   5. Shares of Common Stock Subject to the Plan. Subject to the provisions of
Section 6 of the Plan, the aggregate number of shares of Common Stock, $.01 par value, of the Company ("Shares") which shall be reserved for issuance to participants under the Plan shall be 16,000,000; provided; however, that on January 1 of each fiscal year of the Company during which the Plan is effective (commencing January 1, 2001), the aggregate number of shares reserved for issuance to participants under the Plan shall be increased by the lesser of (i) 5% of the total number of shares of Common Stock outstanding on such date and (ii) an amount determined by the Compensation Committee.

   In addition, upon and after stockholder approval of this Plan, (i) all then remaining Shares reserved and available for issuance under the Company's 1996 Long-Term Incentive Equity Plan (the "1996 Plan") and the 1993 Stock Option Plan (the "1993 Plan") and (ii) any Shares underlying outstanding awards under the 1996 Plan and the 1993 Plan that expire without being exercised or would otherwise again be available for issuance under the 1996 Plan or the 1993 Plan, shall in each case be transferred to this Plan and shall be reserved and available for issuance hereunder.

   Subject to adjustment as provided in Section 6, no more than 50% of the aggregate number of Shares issued pursuant to awards under the Plan annually may be issued under awards pursuant to Section 8.3 of the Plan. The aggregate number of Shares that may be covered by awards granted to any single individual under the Plan shall not exceed 3,000,000 Shares per fiscal year of the Company.

   Shares subject to awards under the Plan which expire, terminate, or are canceled prior to exercise or, in the case of awards granted under Section 8.3, do not vest, shall thereafter be available for the granting of other awards. Shares which have been exchanged by a participant as full or partial payment to the Company in connection with any award under the Plan, also shall thereafter be available for the granting of other awards. In instances where a stock appreciation right ("SAR") or other award is settled in cash, the Shares covered by such award shall remain available for issuance under the Plan. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the Shares available for issuance. Any Shares that are issued by the Company, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for issuance under the Plan.

   Any Shares issued under the Plan may consist in whole or in part of authorized and unissued Shares or of treasury Shares. No fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

   6. Adjustments. In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price, such proportionate adjustments, if any, as the Compensation Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (1) the aggregate number of Shares that may be issued under the Plan, the aggregate number of Shares that may be issued pursuant to
Section 8.3 of the Plan, and the aggregate number of Shares that may be granted to any single individual under the Plan during any fiscal year of the Company; (2) the number of shares issuable pursuant to each outstanding award made under the Plan; and (3) the exercise price per Share for any outstanding stock options, SARs or similar awards under the Plan. In connection with any event described in this Section 6, the Compensation Committee may provide for the cancellation of any outstanding awards upon payment in cash, securities or other property therefor based on the then Fair Market Value of the Common Stock.

   7. Fair Market Value. "Fair Market Value," for all purposes under the Plan, shall mean the closing price of a Share as reported daily in The Wall Street Journal or similar, readily available public source for the date in question. If no sales of Shares were made on such date, the closing price of a Share as reported for the preceding day on which a sale of Shares occurred shall be used. Notwithstanding the foregoing, the Committee may use any other definition of Fair Market Value consistent with applicable tax, accounting and other rules.

   8. Awards. The Compensation Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to or as the payment form for grants or rights under any other compensation plan or individual contract or agreement of the Company including those of any acquired entity. The types of awards that may be granted under the Plan are:

     8.1 Stock Options. A stock option is a right to purchase a specified number of Shares during a specified period as determined by the Compensation Committee. The purchase price per Share for each stock option shall be not less than 100% of Fair Market Value on the date of grant, except if a stock option is granted retroactively in tandem with or as a substitution for a SAR, the exercise price may be no lower than the Fair Market Value of a Share as set forth in award agreements for such tandem or replaced SAR. The price at which Shares may be purchased under a stock option shall be paid in full by the optionee at the time of the exercise in cash or such other method permitted by the Compensation Committee, including (1) tendering Shares (with prior approval of the Chief Executive Officer if Shares are owned less than six months); (2) authorizing a third party broker to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise; or (3) any combination of the above.

     8.2 SARs. A SAR is a right to receive a payment, in cash and/or Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement; except that if a SAR is granted retroactively in tandem with or in substitution for a stock option, the designated Fair Market Value set forth in the award agreement shall be no lower than the Fair Market Value of a Share for such tandem or replaced stock option.

     8.3 Stock Awards. A stock award is a grant made or denominated in Shares or units equivalent in value to Shares. All or part of any stock award may be subject to conditions and restrictions established by the Compensation Committee, as set forth in the applicable award agreement, which may include, but are not limited to, continuous service with the Company and/or the achievement of performance goals. The performance criteria that may be used by the Compensation Committee in granting a stock award contingent on performance goals shall consist of earnings, earnings per share, revenues, profit growth, profit-related return ratios, cash flow or total stockholder return. The Compensation Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be stated in absolute terms or relative to comparable companies.

     Notwithstanding anything to the contrary contained in the Plan, the Compensation Committee may grant a stock award which is not contingent on performance goals or which is contingent on performance goals other than those specified in this Section 8.3, provided the Compensation Committee shall have determined that such award is not required to satisfy the requirements for "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

   9. Dividends and Dividend Equivalents. The Compensation Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Compensation Committee may establish, including reinvestment in additional Shares or Share equivalents.

   10. Deferrals and Settlements. Payment of awards may be in the form of cash, stock, other awards or combinations thereof as the Compensation Committee shall determine at the time of grant, and with such restrictions as it may impose. The Compensation Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

   11. Transferability and Exercisability. Awards granted under the Plan shall not be transferable or assignable other than (1) by will or the laws of descent and distribution; (2) to the extent provided in any individual award agreement, by gift or other transfer of an award to any trust or estate in which the original award recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted by Rule 16b-3 under the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (3) pursuant to a qualified domestic relations order (as defined by the Code). However, any award so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such award.

   In the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or other non-profit institution, the Compensation Committee may subsequently authorize a third party, including but not limited to a "blind" trust, to act on behalf of and for the benefit of such participant regarding any outstanding awards held by the participant subsequent to such termination of employment. If so permitted by the Compensation Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distribution under the Plan upon the death of the participant.

   12. Award Agreements. Awards under the Plan shall be evidenced by agreements as approved by the Compensation Committee that set forth the terms, conditions and limitations for each award, which may include the term of an award, the provisions applicable in the event the participant's employment terminates, and the Compensation Committee's authority to unilaterally or bilaterally amend, modify, accelerate the vesting of, suspend, cancel or rescind any award. The Compensation Committee need not require the execution of any such agreement, in which case acceptance of the award by the participant shall constitute agreement to the terms of the award.

   13. Foreign Participation. In order to assure the viability of awards granted to participants employed in foreign countries, the Compensation Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purposes; provided that, no such supplements, amendments, restatements or alternative versions shall increase the Share limitations contained in Section 5 of the Plan.

   14. Change of Control

     (a) Additional Option Grant. If a Change of Control (as defined in paragraph (d)) occurs, then, except as otherwise agreed by the Company and any participant by separate contract or award, all employees who received one or more grants of stock options under this Plan during the twelve months immediately preceding the effective date of such Change of Control shall receive an additional grant of stock options (the "Additional Grant Option"), effective immediately prior to such Change of Control. The number of Shares subject to the Additional Grant Option made to each such optionee shall be equal to the total number of Shares subject to the grant(s) of stock options made to such optionee during the twelve months immediately preceding the effective date of such Change of Control, and the exercise price of the Additional Grant Option shall be equal to the Fair Market Value of the Shares immediately prior to such Change of Control. Such grant shall be made regardless of whether there would otherwise be available Shares under Section 5. All Additional Grant Options shall vest in full twenty-four months following the date of such Change of Control, unless vesting is accelerated as provided below.

     (b) Accelerated Vesting of Awards upon a Change of Control. Except as otherwise agreed by the Company and any participant by separate contract or award, all outstanding options and SARS, including the Additional Grant Options, shall become immediately exercisable and vested in full (and all restrictions and conditions upon all stock awards shall immediately lapse and be deemed satisfied) upon the occurrence of a Change of Control unless, in the case of a Change of Control described in paragraph (d)(i) or (iii), the acquiring or surviving entity shall have agreed in writing prior to the date of such Change of Control to assume the award obligation by substituting awards of its own which are comparable in all respects to the outstanding awards under the Plan (including without limitation the provisions of paragraph (c) below), with each such substituted award equitably and appropriately adjusted in accordance with Section 6 above.

     (c) Accelerated Vesting upon Involuntary Termination of
  Employment. Notwithstanding anything to the contrary in this Plan, in the event of a participants's Involuntary Termination (as defined in paragraph
  (e)), in either case within three years following the date of a Change of Control, all outstanding awards under the Plan held by the participant that have not previously vested (or with respect to which restrictions have not lapsed or conditions have not been satisfied ) shall become immediately vested and exercisable in full as of the date of such termination of employment (which shall include, without limitation, the immediate lapse of all restrictions and deemed satisfaction of all conditions on stock awards).

     (d) Definition of Change in Control. For purposes hereof, the term "Change in Control" shall mean the first to occur of the following events:

       (i) Any Person (as defined below) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is at least equal to the greater of (x) 30% and (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates (within the meaning of Rule 12b-2 under the Exchange Act); or

       (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

       (iii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is at least equal to the greater of (x) 30% and (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates (within the meaning of Rule 12b-2 under the Exchange Act); or

       (iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than any such sale or disposition to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     For purposes of this Section 14, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Theodore Waitt or any of his affiliates or associates (within the meaning of Rule 12b-2 under the Exchange Act), (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates (within the meaning of Rule 12b-2 under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     (e) Definition of Involuntary Termination. For purposes of the Plan, "Involuntary Termination" of a participant's employment shall mean (x) termination of the participant's employment by the Company other than by reason of death or disability (within the meaning of the Company's long-term disability plan) and other than for Cause or (y) the occurrence, following a Change of Control, of any of the following acts or omissions by the Company or changes in the terms and conditions of a participant's employment or service with the Company without the participant's express written consent:

       (i) The assignment to the participant of any duties inconsistent with the participant's position with the Company or a substantial adverse alteration in the nature or status of the participant's titles, positions, status, duties, authorities, reporting relationships or responsibilities from those in effect immediately prior to the Change of Control;

       (ii) A reduction by the Company in the participant's annual base salary or hourly wage rate as in effect on the date of grant of the award or as the same may be increased from time to time;

       (iii) The relocation of the participant's principal place of employment to a location more than 50 miles from the participant's principal place of employment immediately prior to the Change of Control or the Company's requiring the participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the participant's business travel obligations at the time of the Change of Control;

       (iv) The failure by the Company to pay to the participant any portion of the participant's current compensation, or to pay to the participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven
    (7) days of the date such compensation is due;

       (v) The failure by the Company to continue in effect any compensation plan in which the participant participates immediately prior to the Change of Control which is material to the participant's total compensation, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the participant's participation relative to other participants, as existed immediately prior to the Change of Control; or

       (vi) The failure by the Company to continue to provide the participant with benefits substantially similar to those enjoyed by the participant under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the participant was participating immediately prior to the Change of Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefit enjoyed by the participant at the time of the Change of Control, or the failure by the Company to provide the participant with the number of paid vacation days to which the participant is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control.

       The participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Involuntary Termination hereunder.

     (f) Definition of Cause. For purposes of the Plan, "Cause" shall mean:

       (i) The willful and continued failure by the participant to substantially perform the participant's duties with the Company or an affiliate (other than any such failure resulting from the participant's incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the participant by the Company, which demand specifically identifies the manner in which the Company believes that the participant has not substantially performed the participant's duties;

       (ii) The willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise;

       (iii) The commission of any act of fraud, embezzlement or dishonesty by a participant; or

       (iv) Any unauthorized use or disclosure by a participant of confidential information or trade secrets of the Company or any subsidiary.

     For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the part of the participant shall be deemed "willful" unless done, or omitted to be done, by the participant not in good faith and without reasonable belief that the participant's act, or failure to act, was in the best interest of the Company.

     (g) Parachute Payments. In the event that the aggregate present value of payments to a participant under this Plan and/or under any other plan, program, or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Code Section 280G(b)(1)) and the excise tax on such payment would cause the net parachute payments (after taking into account federal and state income and excise taxes) to which such participant would otherwise be entitled to be less than what such participant would have netted (after taking into account federal and state income taxes) had the present value of such participant's total parachute payments equaled $1.00 less than three times his or her "base amount" (within the meaning of Code Section 280G(b)(3)(A)), unless the Company and the affected individual(s) otherwise have agreed by separate contract or award, his or her total "parachute payments" (within the meaning of Code
  Section 280G(b)(2)(A)) shall be reduced (but by the minimum possible amount) so that their aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, unless it would be inequitable to a participant to do so, it shall be assumed that such participant's tax rate will be the maximum marginal federal and state income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section 1(g), if applicable. In the event that the participant and the Company are unable to agree as to the amount of the reduction described above, if any, the participant shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the relevant change of control) by the Company regarding federal income tax matters, and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding upon the participant and the Company.

   15. Plan Amendment. The Plan may be amended by the Compensation Committee as it deems necessary or appropriate to better achieve the purposes of the Plan. Shareholder approval shall be required as a condition of such action only to the extent required by applicable law, regulation or rule. The Board may suspend the Plan or terminate the Plan at any time; provided, that no such action adversely affects any outstanding award. Any Shares authorized under
Section 5 (or any amendment thereof) with respect to which no award is granted prior to termination of the Plan, or with respect to which an award is terminated, forfeited or canceled after termination of the Plan, shall automatically be transferred to any subsequent long-term incentive equity plan for employees of the Company.

   16. Tax Withholding. The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, up to the minimum amount necessary to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Compensation Committee may, in its discretion and subject to such rules as it may adopt, permit participants to use Shares to satisfy the minimum required tax withholding (with prior approval of the Company's Chief Executive Officer if Shares are owned less than six months) and such Shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

   17. Registration of Shares. Notwithstanding any other provision of the Plan, the Company shall not be obligated to offer or sell any Shares unless such Shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the offer and sale of such Shares are otherwise in compliance with all applicable federal and state securities laws and the requirements of any stock exchange or similar agency on which the Company's securities may then be listed or quoted. The Company shall have no obligation to register the Shares under the federal securities laws or take any other steps as may be necessary to enable the Shares to be offered and sold under federal or other securities laws. Prior to receiving Shares, a Plan participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with the Securities Act and other applicable securities laws. Certificates evidencing Shares shall bear any legend required by, or useful for the purposes of compliance with, applicable securities laws, this Plan or award agreements.

   18. Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Compensation Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or the severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

   19. Unfunded Plan. Unless otherwise determined by the Compensation Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

   20. Use of Proceeds. The cash proceeds received by the Company from the issuance of Shares pursuant to awards under the Plan shall constitute general funds of the Company.

   21. Regulatory Approvals. The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

   22. Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give a participant the right to continue in the employ of the Company on a full-time, part-time or any other basis. Participation in the Plan will not give any participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

   23. Governing Law. The validity, construction and effect of the Plan and any actions taken relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

   24. Successors and Assigns. The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

                                 GATEWAY, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 18, 2000

        The undersigned hereby appoints William M. Elliott and Stephanie G. Heim, or either of them (the "Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gateway, Inc. to be held on Thursday, May 18, 2000 at 9:00 a.m., Central Time (the "Annual Meeting"), or at any adjournment(s) thereof.

        This Proxy, solicited on behalf of the Board of Directors, will be voted as directed. If no direction to the contrary is indicated, it will be voted (1) for the election of the named nominees as directors; (2) for approval of the 2000 Equity Incentive Plan; and (3) in accordance with the judgment of the appointed proxies as to such other matters as may properly come before the Annual Meeting.

        The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Annual Meeting or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       Cut or tear along perforated edge

                                 GATEWAY, INC.
                                ANNUAL MEETING

                         Sioux City Convention Center
                               801 Fourth Street
                               Sioux City, Iowa

                            Thursday, May 18, 2000
                            9:00 a.m., Central Time

                               VOTE BY INTERNET

        Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

        1.  Read the accompanying Proxy Statement.

        2.  Visit our Internet voting site at http://www.umb.com/proxy and
                                              ------------------------
            follow the instructions on the screen.


        Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, May 16, 2000.

        If you vote by Internet, please do not return your proxy by mail.

        THANK YOU FOR YOUR VOTE.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE DIRECTORS.


                                                   FOR     WITHHELD
1.  Election of Directors                          [_]       [_]

    Nominees:
    --------
    Charles G. Carey, James F. McCann and Theodore W. Waitt as Class I directors of the Company for a term of three (3) years.

________________________________________________________________________________
                      (Except nominee(s) written above.)



                                                   FOR     AGAINST     ABSTAIN
2.  Approval of 2000 Equity Incentive Plan         [_]       [_]         [_]


If any other business is brought before the Annual Meeting of any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

________________________________________________________________________________
                            Participant's Signature

________________________________________________________________________________
                                     Date

(Please complete, date and sign exactly as your name appears. RETURN CARD PROMPTLY IN ACCOMPANYING ENVELOPE.)



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL OF THE 2000 EQUITY PLAN.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       CUT OR TEAR ALONG PERFORATED EDGE

                               VOTE BY INTERNET

        Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

        1.  Read the accompanying Proxy Statement.

        2.  Visit our Internet voting site at http://www.umb.com/proxy and
                                              ------------------------
            follow the instructions on the screen.

        Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, May 16, 2000.

        If you vote by Internet, please do not return your proxy by mail.

                                 GATEWAY, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 18, 2000

        The undersigned hereby appoints William M. Elliott and Stephanie G. Heim, or either of them (the "Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gateway, Inc. to be held on Thursday, May 18, 1999 at 9:00 a.m., Central Time (the "Annual Meeting"), or at any adjournment(s) thereof.

        This Proxy, solicited on behalf of the Board of Directors, will be voted as directed. If no direction to the contrary is indicated, it will be voted (1) for the election of the named nominees as directors; (2) for approval of the 2000 Equity Incentive Plan; and (3) in accordance with the judgement of the appointed proxies as to such other matters as may properly come before the Annual Meeting.

        The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Annual Meeting or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       Cut or tear along perforated edge

                                 GATEWAY, INC.
                                ANNUAL MEETING

                         Sioux City Convention Center
                               801 Fourth Street
                               Sioux City, Iowa

                            Thursday, May 18, 2000
                            9:00 a.m., Central Time

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE DIRECTORS.

Election of Directors --

Nominees:  Charles G. Carey, James F. McCann and Theodore W. Waitt as Class I
           directors of the Company for a term of three (3) years.

FOR      WITHHELD
[_]        [_]

________________________________________________________________________________
                      (Except nominee(s) written above.)

        If any other business is brought before the Annual Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

Dated:__________________________________________________________________________


________________________________________________________________________________
                                  (Signature)


________________________________________________________________________________
                                  (Signature)


        Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       Cut or tear along perforated edge

GATEWAY, INC.
4545 Towne Centre Court, San Diego, CA  92121

VOTING INSTRUCTIONS TO:  NORWEST BANK MINNESOTA, N.A., AS
                         TRUSTEE OF THE GATEWAY INC. RETIREMENT
                         SAVINGS PLAN ("PLAN")

        I hereby direct that the voting rights pertaining to shares of Common Stock of Gateway Inc. held by the Trustee and attributable to my account in the above-described plan shall be exercised at the Annual Meeting of Stockholders of the Company to be held May 18, 2000, or at any adjournment of such meeting, in accordance with instructions below, to vote upon Proposals 1 and 2 and on other business that may properly come before the meeting.

        If the instruction card is not returned or if no direction is given when the duly executed instruction card is returned, the shares credited in the participant's Gateway Common Stock Fund Account will be voted on each ballot item in accordance with the terms of the plan.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                 (Continued and to be signed on reverse side.)

                                                   FOR    WITHHELD
1.  Election of Directors                          [_]      [_]

    Nominees:
    --------
    Charles G. Carey, James F. McCann and Theodore W. Waitt as Class I directors of the Company for a term of three (3) years.

    ____________________________________________________________________________
    (Except nominee(s) written above.)


                                                   FOR    AGAINST   ABSTAIN
2.  Approval of 2000 Equity Incentive Plan         [_]      [_]       [_]


If any other business is brought before the Annual Meeting of any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

________________________________________________________________________________
                            Participant's Signature

________________________________________________________________________________
                                     Date

(Please complete, date and sign exactly as your name appears. RETURN CARD PROMPTLY IN ACCOMPANYING ENVELOPE.)